UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2016

AEGERION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34921	20-2960116
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

One Main Street, Suite 800
Cambridge, MA 02142

(Address of principal executive offices)

Registrant’s telephone number, including area code: (617) 500-7867

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2016, Aegerion Pharmaceuticals, Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with Mark Sumeray, the Company’s former Chief Medical Officer, concerning certain consulting services Dr. Sumeray will provide to the Company and certain compensation matters.  Under the Agreement, Dr. Sumeray will provide consulting services (the “JNDA Services”) in relation to the Company’s Japanese New Drug Application for JUXTAPID and will, at the Company’s request, provide additional consulting services (together with the JNDA Services, the “Consulting Services”) in relation to the Company’s JUXTAPID REMS program.  The Company will pay Dr. Sumeray at a rate of $300 per hour for the Consulting Services. The Company will reimburse Dr. Sumeray’s reasonable business expenses incurred in the performance of the Consulting Services.

In addition to the compensation described above, and in consideration of his execution of a general release of claims in favor of the Company and compliance with restrictive covenants, as contemplated under Dr. Sumeray’s employment agreement with the Company, as amended (the “Employment Agreement”), Dr. Sumeray will receive twelve months of severance at his final base rate of pay in connection with his separation from employment with the Company, effective from January 28, 2016, and the Company will contribute a portion of the premium costs of COBRA continuation coverage for Dr. Sumeray and his dependents for twelve months (or for such shorter period as Dr. Sumeray is eligible for COBRA coverage) at the same rate at which it contributes to equivalent group health and dental premiums for its active employees.  In addition, in lieu of the $200,000 retention bonus set forth in the Employment Agreement, Dr. Sumeray is eligible for bonuses totaling up to $200,000 if he satisfactorily performs and completes the Consulting Services.  The Company will also forgive $42,269 owed by Dr. Sumeray to the Company as a result of an overpayment to Dr. Sumeray in exchange for Dr. Sumeray’s waiver of a housing allowance and reimbursement for tax support services representing a comparable amount.

The foregoing summary of certain terms of the Agreement is qualified in its entirety by the terms of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 10, 2016

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Benjamin Harshbarger
Benjamin Harshbarger
Acting General Counsel

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